Exhibit 99.(h)(9)

AMENDMENT TO

AMENDED AND RESTATED

AGENCY AGREEMENT

This Amendment to Amended and Restated Agency Agreement (this “Amendment”) is between Tributary Funds, Inc. (the “Fund”) and DST Systems, Inc. (“DST”).

WHEREAS, reference is made to the Amended and Restated Agency Agreement, dated October 1, 2012 (the “Agreement”) by and among the Fund and DST.

WHEREAS,  the parties  wish to  further  amend  the terms  of  the Agreement  as outlined below.

NOW, THEREFORE, in consideration of the mutual promises, undertakings, covenants and conditions set forth herein, the parties agree as follows:

1.             Definitions. “Consumer” means an individual, including an individual’s legal representative, who has obtained or applied for a product or service from the Fund, or who is identified on a marketing or other list or file made available by the Fund to DST. “NPPI” means, in addition to any definition under Applicable Law, any personally identifiable information about any Consumer, including, but  not limited to, name, social security number, alien identification number,  credit or debit card numbers, other financial account numbers, application data, credit  history,  financial  information,  driver’s license number, other unique identifier or authenticator, health insurance or medical information, consumer report information  and data about transactions  or experiences with the Fund.   .

2.               Use and Confidentiality of NPPI. The following is added as a new provision of Section 23.A:

For clarification, DST: (a) shall use NPPI solely for performing its obligations to the Fund under the Agreement, except as provided herein; (b) shall not sell, rent, lease or otherwise directly or indirectly disclose NPPI to any third party; (c) shall take all reasonable steps to protect the confidentiality of NPPI, using the same standard of care used to protect its own confidential information, in no event using a standard of care considered less than reasonable under the circumstances; (d) shall give access to NPPI only to those employees, officers or agents who have a need to know in connection with the performance of DST’ s obligations under the Agreement; (e) shall not copy or duplicate NPPI except as necessary to fulfill its obligations; (f) shall comply with laws and regulations applicable to its business, including but not limited to privacy laws and consumer protection laws; and (g) shall not store or allow access to NPPI outside of the United States. Upon request by the Fund, DST shall promptly destroy NPPI or return NPPI to the Fund. DST has in place and follows a comprehensive written information and data security program which includes appropriate administrative, technical, physical, and disaster recovery safeguards,  subject to laws and regulations applicable to DST, including, but not limited to Interagency Guidelines Establishing Standards for Safeguarding Customer Information (12 C.F.R. 30, et. seq.), applicable provisions of the Gramm-Leach Bliley Act, and the Fair Credit Reporting Act, as each may be amended from time to time, reasonably designed to (i) protect the safety and confidentiality of NPPI; (ii) protect against unauthorized access to, disclosure of, or use of NPPI; (iii) protect against anticipated threats or hazards to the security or integrity of NPPI; and (iv) properly dispose of NPPI. DST shall notify the Fund promptly, and in any event within twenty four (24) hours, after DST has concluded that any incident of unauthorized access to NPPI has occurred, whether caused by DST’s employee, subcontractor or any third party (collectively, “Breach”), and DST shall promptly implement actions reasonably designed to stop the Breach. DST shall monitor, and shall upon request (i) provide the Fund a copy of a Statement on Standards for Attestation Engagements No. 16 (SSAE 16), report on controls at a Service Organization or successor report issued by DST’s certified public accountants pursuant to Rule 17Ad-13 under the 1934 Act as filed with SEC; (ii) make itself reasonably available, no more than once per year, to discuss with the Fund its policies, procedures and internal controls used in connection with DST’s handling of NPPI, including its plan to manage Breaches.

3.               Miscellaneous. The parties acknowledge and agree that this Amendment is an amendment to the Agreement and, as such, is subject to the existing terms and conditions of the Agreement, including, but not limited to, those limitations of liability provisions contained in Section 8 of the Agreement.  If there is any conflict between any provision of this Amendment and the Agreement or another Amendment with respect to matters covered by this Amendment, the provisions of this Amendment shall govern. Except as otherwise set forth in this Amendment, the Agreement shall not be amended or otherwise modified in any respect and shall remain in full force and effect in accordance with its terms.

Dated:	4/16/15	DST Systems, Inc.

		By:	/s/ James F. Dobbie
		Name:	James F. Dobbie
		Title:	Vice President

Dated:	4/6/15	TRIBUTARY FUNDS, INC.
		By:	/s/ Stephen R. Frantz
		Name:	Stephen R. Frantz
		Title:	President